EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

I, Sumito Mulchandani, certify that:

(a)	A review of the Servicer’s activities and of its performance under the applicable servicing agreement during the period from November 1, 2017 to December 31, 2017 has been made under my supervision.

(b)
To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the applicable servicing agreement in all material respects throughout the aforementioned period.

Dated March 20, 2018

/s/ Sumito Mulchandani
Sumito Mulchandani Assistant Treasurer of Ford Motor Credit Company LLC, as Servicer of Ford Credit Auto Owner Trust 2017-C